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                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE                         CONTACT:
                                              J. Brad McGee
                                              Tyco International (US) Inc.
                                              Senior Vice President
                                              (603) 778-9700

   TYCO INTERNATIONAL ANNOUNCES RESULTS OF PRORATION FOR RAYCHEM SHAREHOLDERS


         Hamilton, Bermuda, August 18, 1999 -- Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC), a diversified manufacturing and service company, announced today that Raychem Corporation's (NYSE-RYC) shareholders will receive a merger consideration of $39.29 per Raychem share in connection with the acquisition of Raychem by Tyco, as follows:

         * Shares that elected cash will receive $39.29 per share for each share of Raychem.

         * Shares that elected stock will receive 0.3912 shares of Tyco common shares for each share of Raychem.

         * Shares that made no election and shares that were not tendered will receive $16.06 in cash and 0.2313 shares of Tyco common shares for each share of Raychem.

         Raychem shareholders will not receive a fraction of a Tyco common share as a result of the merger. All Tyco common shares that a Raychem shareholder is entitled to receive will be in aggregate. Any fractional Tyco common share resulting from the aggregation will be paid in cash equal to the fraction multiplied by $100.435. Tyco expects the merger consideration to be mailed to shareholders beginning Monday, August 23rd.

         The per share value of the merger consideration is based on the average of the volume weighted average sales prices per Tyco common share on the New York Stock Exchange for the three consecutive trading days ending Monday, August 16 of $100.435.

         Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer, installer, and provider of fire protection systems and electronic security services, the largest manufacturer and servicer of electrical and electronic components and underwater telecommunications systems, the largest manufacturer of flow control valves, and has strong leadership positions in disposable medical products, plastics, and adhesives.